Exhibit 5

Great American Life Insurance Company

301 East Fourth Street

Cincinnati, Ohio 45202

Re: Indexed Annuity Contracts (File No. 333-229687)

Ladies and Gentlemen:

This opinion is provided in connection with the Registration Statement on Form S-1 that has been filed with the Securities and Exchange Commission by Great American Life Insurance Company (“GALIC”) for the purpose of registering indexed annuity contracts (the “Contracts”).

I have examined the Amended and Restated Articles of Incorporation of GALIC, the Amended and Restated Code of Regulations of GALIC, other corporate records of GALIC, and pertinent provisions of the Ohio insurance laws, together with such other documents as I have deemed appropriate.

Based on the foregoing, it is my opinion that:

1)	GALIC is duly organized and validly existing as an insurance company under the laws of the State of Ohio;

2)	GALIC has the legal power and authority to create and issue the Contracts; and

3)

The Contracts to be sold pursuant to the Registration Statement, when issued, will represent binding obligations of GALIC in accordance with their terms, provided such Contracts are issued for the consideration set forth therein and evidenced by appropriate policies.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated: April 26, 2019	Very truly yours,

/s/ John P. Gruber
John P. Gruber, Esq.
General Counsel
Great American Life Insurance Company